                                                                     EXHIBIT 11
                                                                 ALLTEL CORPORATION
                                                  STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                            (Dollars and Shares in Thousands, except per share amounts)


For the Years Ended December 31,                          1999             1998              1997            1996           1995
--------------------------------                          ----             ----              ----            ----           ----
Net income applicable to common shares                $782,745         $601,879          $651,248        $405,430       $369,577
Adjustments for convertible securities:
   Preferred stocks                                        173              174               206             220            236
                                                      --------         --------          --------        --------       --------
Net income applicable to common shares,
    assuming conversion of above securities           $782,918         $602,053          $651,454        $405,650       $369,813
                                                      ========         ========          ========        ========       ========

Weighted average common shares
    outstanding for the year                           312,841          305,344           307,884         308,160        305,253
Increase in shares which would result from:
    Exercise of stock options                            3,529            2,551             1,454           1,270          1,350
    Conversion of convertible preferred stocks             444              468               523             559            603
                                                       -------          -------           -------         -------        -------
Weighted average common shares,
    assuming conversion of above securities            316,814          308,363           309,861         309,989        307,206
                                                       =======          =======           =======         =======        =======

Earnings per share of common stock:

    Basic                                                $2.50            $1.97             $2.12           $1.32          $1.21
                                                         =====            =====             =====           =====          =====
    Diluted                                              $2.47            $1.95             $2.10           $1.31          $1.20
                                                         =====            =====             =====           =====          =====
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